Exhibit 10.1

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

COLLABORATIVE DEVELOPMENT AND MANUFACTURING AGREEMENT

Between

HEALTH DIAGNOSTIC LABORATORY, INC.

- and -

CORGENIX INC.

as of

October 22, 2013

COLLABORATIVE DEVELOPMENT AND MANUFACTURING AGREEMENT

This Collaborative Development and Manufacturing Agreement (this “Agreement”) is made effective as of October 22, 2013 (the “Effective Date”) by and between Health Diagnostic Laboratory, Inc., 737 N 5th Street, Suite 200, Richmond VA 23219 (“HDL”) and Corgenix, Inc., 11575 Main Street, Suite 400, Broomfield CO 80020 (“Corgenix”).  HDL and Corgenix are each referred to individually as a “Party” and together as the “Parties”.

WHEREAS, HDL is an accredited leader in health management, and offers a comprehensive test menu of risk factors and biomarkers for cardiovascular and related diseases, including unique, proprietary diagnostic laboratory services which HDL develops;

WHEREAS, Corgenix is a world-recognized leader in the design, manufacture and marketing of medical diagnostic products, and has rights to certain technology which may be used, after development, to detect a proprietary atherosclerosis biomarker; and

WHEREAS, it is the objective of the Parties to collaborate on research and development activities to culminate in HDL’s development and offering of a laboratory developed test associated with detection of a proprietary atherosclerosis biomarker, and for which Corgenix will manufacture certain reagents for HDL, according to HDL’s specifications.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                   Definitions.  The following initially capitalized terms, as used herein, have the following meaning:

“Acceptance” has the meaning ascribed to it in Section 3.1(b).

“Acceptance Testing” has the meaning ascribed to it in Section 3.1(a).

“Assay” means a laboratory developed test relevant to the detection, diagnosis, prognosis, therapy or monitoring of atherosclerosis that is being developed, tested, modified, validated, studied and offered by HDL.

“Breaching Party” has the meaning ascribed to it in Section 9.3.

“Confidential Information” means (i) any information, intellectual property, expertise, data, trade secret, work, copyright, invention, process, art, method, technique, program, design, composition, discovery or formula of the Discloser; (ii) any marketing, advertising, financial, commercial, sales, information technology or operations information of the Discloser; (iii) any budget, plan, model or analysis of the Discloser; (iv) any written materials, compositions, drawings, diagrams, computer programs or flowcharts, studies, work in progress, visual demonstrations, ideas or concepts of the Discloser; (v) any information of the Discloser relating to its business and research on disease biomarkers, or any portion thereof, for any commercial, medical diagnostic, bio-informatic or analytical purpose; and (vi) any other data of the Discloser including any of the foregoing derived in whole or in part from the

Confidential Information including the fact that there is an agreement between the Parties and the identity of Persons and Parties involved in this Agreement, whether in oral, written, graphic, electronic or any other form or medium whatsoever, which may be disclosed to the Recipient by the Discloser during the course of this Agreement and which is marked as confidential.  The subject matter of any oral, audio and/or visual disclosures must be identified and confirmed in writing as Confidential Information by the Discloser within thirty (30) days of the date of disclosure thereof.  “Confidential Information” shall not include:  (a) information which is now or which hereafter becomes publicly known or available through no act or failure on the part of Recipient, whether through breach of this Agreement or otherwise; (b) information which is actually known to Recipient prior to the time of receipt of such Confidential Information, provided such actual knowledge can be established by evidence that would be acceptable to a court of competent jurisdiction; (c) information which is furnished to Recipient by a third party who has rightfully obtained the information without restriction on disclosure; (d) information which is independently developed by Recipient without use of or reference to Confidential Information, provided such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or (e) information which Recipient is by law, order of a court of competent jurisdiction, or other legal compulsion required to disclose, provided that Recipient provides written notice to Discloser reasonably in advance of any such disclosure to allow sufficient opportunity for Discloser to object to and/or prevent such disclosure.

“Corgenix Background Intellectual Property” has the meaning ascribed to it in Section 4.4.

“Corgenix Manufactured Reagents” means means all reagents manufactured by Corgenix pursuant to the terms of this Agreement.

“Customizations” means all improvements, innovations, customizations, amendments, changes, enhancements, revisions, modifications, derivative works or other changes.

“Deliverable” has the meaning ascribed to it in Section 4.6(i).

“Discloser” means the Party hereto which rightfully possesses the relevant Confidential Information or the Intellectual Property Rights in and to an item of Confidential Information, as the context requires, and discloses the Confidential Information to the Recipient, and includes but is not limited to an owner, possessor, developer or licensee of such Confidential Information.

“Dispute” has the meaning ascribed to it in Section 10.1(a).

“FDA” means the U.S. Food and Drug Administration.

“Governmental Authority” means any federal, state, provincial, territorial, regional, municipal or local government or governmental authority, quasi-governmental authority, regulatory organization, commission, board, tribunal, or any administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing, having competent jurisdiction in any way over this Agreement, any of the subject Parties, or over any other aspect of the Obligations.

“HDL Background Intellectual Property” has the meaning ascribed to it in Section 4.5.

“HDL Supplied Reagents” has the meaning ascribed to it in Section 2.1.

“Initial Term” has the meaning ascribed to it in Section 9.1.

“Intellectual Property Rights” means any proprietary title, interest or right or other protection (whether by statute, common law, or otherwise), existing from time to time in a specific jurisdiction, whether registered or not, under any patent law or other invention or discovery law, copyright law, industrial design law, moral rights law, confidential information law, trade-mark law, or other similar intellectual property or proprietary laws

“Losses” has the meaning ascribed to it in Section 8.1.

“Obligations” has the meaning ascribed to it in Section 2.1(a).

“Person” means any Governmental Authority, individual, sole proprietorship, trust, corporation, entity, partnership, association or unincorporated organization.

“Recipient” means the Party hereto who receives or is otherwise privy to, or comes into possession of, an item of Confidential Information of which it is not the Discloser.

“Reported Test” means each test run by HDL using the Assay (a “Test”) and reported to a third party.  For purposes of clarity, Reported Test shall not include any failed use of the Assay, any use of the Assay for instrument calibration purposes, or any otherwise unreportable result from use of the Assay.

“Research Manual” has the meaning ascribed to it in Section 4.2(a).

“Research Records” has the meaning ascribed to it in Section 4.1.

“Restricted Period” means, as applicable, during the Initial Term, (i) twelve (12) months after the Effective Date to enable the validation and commercialization of the Test by HDL (the “Phase I Exclusivity Period”), (ii) twelve (12) months from and after the Phase I Exclusivity Period, so long as HDL performs at least an average of [*] Reported Tests per month during such twelve (12) months (the “Phase II Exclusivity Period”), or (iii) twelve (12) months following the Phase II Exclusivity Period, either so long as HDL performs at least an average of [*] Reported Tests per month during such twelve (12) month period.

“Sample” means a human tissue and/or a biological fluid and/or venous blood sample as more particularly described in Schedule A.

“Standard Operating Procedure” has the meaning ascribed to it in Section 4.2(a).

“Territory” means the United States of America.

“Term” has the meaning ascribed to it in Section 9.1.

“Third Party Claim” has the meaning ascribed to it in Section 8.1.

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

ARTICLE 2
OBLIGATIONS

Section 2.1                                   Obligations.

(a)                                 HDL intends to work with Corgenix to develop appropriate specifications for reagents required for the Assay, which Corgenix will then provide, in accordance with the HDL-developed specifications.  Each Party’s respective obligations, responsibilities and milestone events detailed in this Agreement and in Schedule A hereto shall be referred to herein collectively as the “Obligations”.

(b)                                 HDL and Corgenix will provide each other with reasonable cooperation, information, materials, data and support service, as specified in Schedule A and Schedule B, which may reasonably be required for the performance of the Obligations.

(c)                                  Except as otherwise provided herein, each Party shall exercise its respective rights, and perform and provide its respective Obligations under this Agreement, at its own respective cost, expense and risk without recourse to other Party, except as otherwise expressly provided in this Agreement.

(d)                                 Corgenix shall provide to HDL all Corgenix Manufactured Reagents listed on Exhibit A (“Corgenix Manufactured Reagents”), on time frames that the Parties mutually agree to.  If at any time Corgenix expects that it will not be able to meet HDL’s demand for the foregoing, Corgenix will use commercially reasonable efforts to establish a secondary production source.  The Parties understand that HDL is independently developing and/or sourcing other required reagents as defined in Exhibit A (“HDL Supplied Reagents”).

(e)                                  Promptly upon a Party becoming aware of any delays in performance of any of its respective Obligations, or upon the reasonable expectation of such delays, such Party shall provide the other Party, as applicable:  (i) complete and accurate written notice of such actual or expected delays, and any reasons, influences and circumstances that may reasonably be expected to cause, or that have caused, such delays ; and (ii) a written report proposing a strategy and undertakings to avoid, mitigate or remedy such circumstance and any detrimental impact of such circumstance on the other Parties’ ability to fully perform this Agreement.

Section 2.2                                   Obligations Standards.

(a)                                 Without limiting any other provisions of this Agreement, the Obligations shall be performed by each Party diligently and professionally, and in a manner and to an extent that is reasonably consistent with the quality of care, diligence, standards and practices in the industry for the performance of such services.  All personnel who perform any part of the Obligations shall have the training, experience, professional qualifications and technical expertise that are reasonably necessary to perform the Obligations and shall not be barred or otherwise prohibited by a Governmental Authority from engaging in clinical testing or product development activities.

(b)                                 As a part of the Obligations, each Party, as applicable, shall provide and implement commercially reasonable quality assurance processes and procedures consistent with industry standards, to manage and facilitate the performance of this Agreement

(c)                                  Neither Party shall, without the prior written consent of the other Party, subcontract or otherwise engage any consultant or other third party to perform any of the activities or Obligations under this Agreement.  If a Party consents to the other Party’s subcontracting or engaging any consultant or third party to perform any of the activities or obligations under this Agreement, the subcontracting Party shall require that all terms and conditions of this Agreement are carried through into any subcontracts, and the subcontracting Party shall remain wholly responsible for any subcontracts it enters into.

(d)                                 In connection with this Agreement, the Parties shall not make an untrue statement of material fact to or file a false claim or report with any Governmental Authority, or fail to disclose a material fact required to be disclosed to any Governmental Authority.

ARTICLE 3
VERIFICATION AND AUDIT

Section 3.1                                   Acceptance of Obligations.

(a)                                 Upon the completion of each of its Obligation in Schedule B, hereof, including all Sample analysis and delivery dates, Corgenix shall provide HDL with written notice of such completion and readiness for review, inspection, testing, verification and acceptance of same by HDL.  HDL may, at its sole and absolute discretion, for the purpose of validating such completion and readiness, conduct reasonably diligent and thorough empirical verification, assessment and testing thereof that HDL reasonably determines is necessary and appropriate in relation to such Obligation (“Acceptance Testing”).

(b)                                 HDL shall, upon the conclusion of the Acceptance Testing period, provide Corgenix with written notice that indicates either the acceptance by HDL (“Acceptance”) or rejection (with written reasons) of the subject Obligations.  In the event of rejection, Corgenix shall use reasonable efforts available to it consistent with industry standards to remedy deficiencies and resubmit to HDL pursuant to Section 3.1(a).

(c)                                  An Obligation stipulated in Schedule B hereof shall not be deemed or considered to have been provided or performed by Corgenix pursuant to this Agreement until HDL has completed such Acceptance Testing and provided a notice of Acceptance pursuant to Section 3.1(b).  HDL shall use reasonable efforts to complete Acceptance Testing in a timely fashion, not to exceed three (3) months from date of shipment.

Section 3.2                                   Audit.  During the Term of this Agreement and (i) upon written notice of not less than fifteen (15)  business days and subject to determining a mutually acceptable date with Corgenix, HDL may, during regular business hours audit and inspect, or have audited or inspected, at the expense of HDL:  (i) any facility or part of a facility and related records at which Corgenix is providing and performing the Obligations and which is not otherwise unaccessable for proprietary business reasons, no more often than once every twelve (12) months unless HDL needs to do so as a result of an order or requirement of a Governmental Authority in order to verify:

(a)                                 performance by Corgenix of its Obligations under this Agreement; and

(b)                                 the internal controls, practices and procedures used by Corgenix relating to the Obligations.

Section 3.3                                   Audits by Governmental Authorities.

(a)                                 Each Party will notify the other Party within twenty-four (24) hours in the event that the FDA or any other Governmental Authority notifies a Party of a pending inspection/audit relating to the Assay, or makes written or oral inquiries regarding any aspect of a Party’s activities pursuant to this Agreement.

(b)                                 During the term of this Agreement, each Party agrees to permit Governmental Authorities to examine the facilities where the Party is performing the Obligations.  During any such inspection or inquiry, the Party being inspected agrees to make reasonable efforts to disclose only the information required to be disclosed. If not prohibited by Applicable Law, that Party shall notify the other Party in advance of the audit, inspection or investigation by Governmental Authorities, and that Party will have the right to be present during and participate in any such inspection, audit, investigation or regulatory action related to activities undertaken pursuant to this Agreement. Each Party will forward to the other Party any written communication received, initiating, generated by or as a result of the inspection/audit within twenty-four (24) hours of receipt of such communication and agrees to allow the other Party to assist in responding to any citations.  Such responses shall be made within two (2) weeks of issuance of any citations or within any other deadline set by the issuing Governmental Authority.

(c)                                  The inspected Party shall also provide to the other Party copies of any documents provided to any inspector or auditor.  In the event the FDA or other Governmental Authority requests or requires any action to be taken to address any citations, the inspected Party agrees, after consultation with the other Party, to take such action as necessary to address, object to or appeal such citations.

(d)                                 The inspected Party shall promptly provide to the other Party a copy of all inspection related correspondence between it and a Governmental Authority pertaining to activities undertaken pursuant to this Agreement, purged only of Confidential Information that is unrelated to the activities under this Agreement.  The inspected Party shall provide to the other Party a copy of any proposed response to FDA or another Governmental Authority for the review of the other Party prior to submission that relates to activities under this Agreement.  Each Party shall immediately notify the other Party of any violation or deficiency noted by FDA or any other Governmental Authority related to the Assay.

ARTICLE 4
RECORDS, REPORTS AND INTELLECTUAL PROPERTY

Section 4.1                                   Research Records.  Corgenix shall create and maintain reasonably accurate, complete and current records concerning its provision and performance of its Obligations (“Research Records”).  For greater certainty, Research Records shall include all analyses, results and documents required, or otherwise created, in any connection with this Agreement, including reports and financial records, which shall be maintained in accordance with Applicable Laws.

Section 4.2                                   Research Manuals.

(a)                                 Subject to the provisions of Article 6 of this Agreement, the Parties shall separately and/or jointly as appropriate, develop and create research manuals that shall combine, aggregate, consolidate and set out all separate and shared Obligations, including a reasonably detailed description of the standard operating procedures, experimental methodology, research processes and the standard operating procedure for Sample processing that are established among the Parties relating to HDL’s use of the Assay (“Standard Operating Procedure”).  Such research manual shall include all documentation, manuals, data, business information, business process or operational descriptions or flow charts, reports and other materials that are required to be produced, created or maintained pursuant to this Agreement (“Research Manual”).  HDL will collaborate with, and direct Corgenix on, the Research Manual and the Standard Operating Procedures, which shall be written in English.  The Research Manual is being created for the benefit of HDL and at the direction of HDL and shall be the sole property of HDL.  Except as otherwise provided herein, Corgenix hereby agrees and acknowledges that it will have no intellectual property or ownership rights in and to the Research Manual and upon termination of this Agreement, it shall return all copies of the Research Manual to HDL.  Without limiting the foregoing, the Research Manual shall include a description of:

(i)                                    the Obligations provided and performed under this Agreement including, how the Parties shall perform and deliver their respective Obligations under this Agreement;

(ii)                                all experimental processes, procedures, methodologies, practices and operations of HDL to which the Obligations relate;

(iii)                            an inventory of equipment, hardware, software and other assets being used to provide and support the Obligations; and

(iv)                             the activities the Parties propose to undertake to provide and perform the Obligations, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type.

(b)                                 The Parties will periodically, but not less than quarterly unless otherwise agreed to by the Parties, keep current and update the Research Manual to reflect changes in the Standard Operating Procedure described therein.  Updates thereof will be provided to HDL for the review of HDL, comment and written approval.

Section 4.3                                   Data.  HDL shall be the owner of all records, accounts, notes, reports and data (including new data) generated or prepared by Corgenix in the course of performing the Obligations (“Data”) and all rights, title and interest in and to such Data shall vest solely with HDL.  Corgenix agrees to assign, and hereby does assign, all of its rights, title and interests in and to the Data and further agrees to execute or ensure the execution of any documents or undertake any further actions if requested by HDL to evidence transfer to title to such Data.  Corgenix and HDL further agree to maintain records and Data during and after the term or early termination of this Agreement in compliance with all Applicable Laws but in no event for less than five (5) years following expiration or termination of this Agreement.

Section 4.4                                   Corgenix Background Intellectual Property.  Corgenix shall exclusively own and retain all right, title and interest, including all Intellectual Property Rights, in and to all technology, information, materials, know-how, trade secrets, documents, designs, systems, processes, methods and inventions that are:  (i) owned by Corgenix or licensed to it by a third party prior to the Effective Date; or (ii) developed by or on behalf of Corgenix (alone or jointly with another person) independent from, and that is not created either directly or indirectly in connection with, this Agreement (collectively, the “Corgenix Background Intellectual Property”).

Section 4.5                                   HDL Background Intellectual Property. HDL shall exclusively own and retain all right, title and interest, including all Intellectual Property Rights, in and to all technology, information, materials, know-how, trade secrets, documents, designs, systems, processes, methods and inventions that are:  (A) owned by HDL or licensed to HDL by a third party prior to the Effective Date; or (B) developed by or on behalf of HDL (alone or jointly with another person) independent from, and that is not created directly or indirectly in connection with, this Agreement (collectively, the “HDL Background Intellectual Property”).

Section 4.6                                   Program Intellectual Property. “Program Intellectual Property” shall be defined collectively as:

(i)                                    (a) all research, records, information, reports, studies, research, notes, correspondence, analysis, ideas, formulae, algorithms, concepts, innovations, inventions or know-how, specifications, designs, plans, drawings, systems, processes, methodologies, techniques, flow charts, documents, materials, technology, prototypes, business or strategic plans, business rules, administrative and operational requirements, intellectual property, works in any media, trade secrets, materials, trade-

marks, logos, names, brand indicia, goodwill, patents, copyright, property or proprietary interests and other materials however embodied or the expression of such ideas, formulae, algorithms, concepts or inventions, that are invented, conceived, created, produced or otherwise authored by whether separately or jointly, in any connection with this Agreement (“Deliverable”) and all Customizations of any Deliverables made by either Party during the term of this Agreement; and

(ii)                                (b) all Confidential Information, Research Records, patent applications, intellectual property, applications to any Government Authority, data, records, files, computer files, information, studies, research, notes, correspondence, analysis, memoranda, drawings, innovations, processes, methods, systems, written materials, diagrams, drawings, trade-marks, logos, names, brand indicia, goodwill, business information, customer information, marketing materials, customer files, business information, proposals, employee information, accounting information, trade secrets and other material that is related to, or that is provided by, HDL or otherwise made available to, or collected by, Corgenix in connection with this Agreement, including the provision and performance of any Obligations.

For purposes of clarity, Program Intellectual Property shall not include any improvement to process or method developed, created or invented by HDL in connection with HDL’s use of the Corgenix Manufactured Reagents so long as such improvement is not imbedded in the underlying technology of the any of the Corgenix Manufactured Reagents.

Section 4.7                                   Rights in Program Intellectual Property. Subject to each party’s rights in its Background Intellectual Property as defined in Sections 4.4 and 4.5 above and subject to the terms and conditions of any third party license agreement to Corgenix or HDL for any intellectual property which may be embodied in the Deliverable, the Program Intellectual Property shall be equally co-owned by Corgenix and HDL.

Section 4.8                                   Grants of Licenses by HDL to Corgenix.  Subject to the terms and conditions of this Agreement, HDL grants to Corgenix during the Term, a fully paid-up, royalty-free, non-exclusive, revocable license to use, copy and create Customizations from HDL Background Intellectual Property, solely and strictly as necessary for the purpose of fulfilling the Obligations under this Agreement.

Section 4.9                                   Grants of Rights by Corgenix to HDL.  Corgenix, hereby grants to HDL fully paid-up, royalty-free, non-exclusive (except to the extent provided in Section 7.3), non-transferrable rights in the Territory to use and copy any Corgenix Background Intellectual Property, as the case may be, that is:  (i) used in providing the Obligations; (ii) is necessarily required for the proper functioning of any Program Intellectual Property; or (iii) is embedded into any Deliverable.  Corgenix hereby represents and covenants that it has or will obtain all rights to such Corgenix Intellectual Property, as the case may be, so as to give effect to this Section 4.9 Corgenix shall notify HDL immediately in the event (a) of any change to or loss of Corgenix’s rights to Corgenix Background Intellectual Property or (b) Corgenix receives any notice or has knowledge of any third party challenge to the Corgenix Background Intellectual Property or that the Corgenix Background Intellectual Property infringes on the rights of any third party.

ARTICLE 5
COMPENSATION

Section 5.1                                   Royalties and Compensation.

(a)                                 Subject to terms of this Agreement, in exchange for the Corgenix Manufactured Reagents, HDL shall pay to Corgenix in accordance with the terms set forth on Exhibit B:

(b)                                 The amount as described in Exhibit B is the full and complete consideration for all Obligations performed.

Section 5.2                                   Payment Method.  All amounts due to Corgenix hereunder (including royalty payments) will be paid in United States Dollars by wire transfer in immediately available funds to an account designated by Corgenix.  Any amount owed under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at an annual rate equal to two percent (2%).

Section 5.3                                   Payment Schedules; Reports.  During the Phase I Exclusive Period, HDL shall be invoiced with each shipment of Corgenix Manufactured Reagents with payment due Net 30 days. Beginning with the Phase II Exclusive Period, HDL shall provide to Corgenix an accounting of the aggregate Reported Tests on a calendar monthly basis within thirty (30) days after the end of such month.  Except to the extent the payment hereunder is under review pursuant to Section 5.5, the payments due pursuant to this ARTICLE 5 are due and payable within thirty (30) days after the end of each calendar month.

Section 5.4                                   Taxes.  Corgenix will be responsible for any and all income or other taxes owed by Corgenix and required by Applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of HDL to Corgenix hereunder.

Section 5.5                                   Records Retention; Audit and Certification.

(a)                                 Record Retention.  HDL will maintain complete and accurate books, records and accounts relevant for the calculation of aggregate Reported Tests for each quarter, and any other amounts payable to Corgenix hereunder, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by HDL for two (2) years after the end of the period to which such books, records and accounts pertain, or longer as is required by Applicable Law.

(b)                                 Audit.  In the event Corgenix disputes the aggregate Reported Test calculation for any calendar quarter, Corgenix shall provide HDL with written notice of objection within sixty (60) days after the end of the applicable quarter.  If the Parties cannot resolve the dispute within fifteen (15) days of HDL’s receipt of such objection notice, Corgenix will have the right to have an independent certified public accountant have access during normal business hours, upon reasonable prior written notice to verify the accuracy of the calculation of amounts payable hereunder.  Results of such inspections shall be made available to HDL and, unless contested by HDL within forty-five (45) days of its receipt of such results, shall be final and binding on the Parties.

(c)                                  Payment of Additional Amounts.  If, based on the results of any audit, additional payments are owed to Corgenix under this Agreement, then HDL will make such additional payments within ten (10) business days after HDL receives the accounting firm’s written report unless HDL contests such report, in which case the Parties shall follow the dispute resolution procedures described in ARTICLE 10.  In the latter event, HDL shall pay any amount ultimately found due within ten (10) business days after resolution of the dispute.

(d)                                 Confidentiality.  All information that is shared in connection with any audit under this Section 5.5 shall be treated by the Parties in accordance with the provisions of ARTICLE 6.

ARTICLE 6
CONFIDENTIALITY

Section 6.1                                   Acknowledgement.  The Recipient acknowledges that the Confidential Information is:  (i) secret, privileged, proprietary, and confidential; (ii) the exclusive property of the Discloser; and (iii) only being made available to the Recipient for the limited purposes of this Agreement and for no other purpose.

Section 6.2                                   Confidentiality Obligations.  The Recipient agrees:  (a) to hold the Confidential Information secret and in strict confidence at all times; (b) use reasonable efforts to protect the Confidential Information from any unauthorized access, harm, tampering, exploitation, manipulation, modification, interference, misuse, misappropriation, copying or disclosure whatsoever; (c) not to disclose such Confidential Information in its original form, or by way of summary or analysis, to any Person; (d) not to make paper, electronic or other copies of any materials other than as reasonably necessary for the purposes of exercising its rights and obligations under this Agreement; (e) to use the Confidential Information only for the purposes of carrying out its rights and obligations under this Agreement; and (f) not to use the Confidential Information for any purpose other than as permitted under the terms of this Agreement.

Section 6.3                                   Irreparable Harm.  The Recipient agrees that disclosure of the Confidential Information, whether in its original form or by way of summary or analysis, by the Recipient, or by any representative of the Recipient, to any Person could cause the Discloser irreparable harm and damage.

Section 6.4                                   Permitted Disclosure.  The Recipient may disclose such of the Confidential Information to such of the Recipient’s affiliates and representatives as require access to such information for purposes of this Agreement only, provided that the Recipient shall only disclose such of the Confidential Information as needs to be disclosed to an affiliate or representative for such purposes, and provided that each such affiliate or representative agrees in writing to keep such information confidential pursuant to the terms of this Agreement.  The Recipient agrees to be responsible for the undertakings and obligations of confidentiality of its affiliates and representatives to keep all information confidential under this Agreement.

Section 6.5                                   Return of Confidential Information.  Upon termination or expiration of this Agreement, or upon the Discloser’s request at any time:  (a) the Recipient shall cease all use of the Confidential Information; (b) the Recipient shall promptly return to the Discloser all tangible Confidential Information of the Discloser, including all copies, reproductions, summaries, memos, correspondence, compilations and all other tangible materials, and shall promptly destroy all non-tangible Confidential Information and electronic and other non-tangible copies of materials bearing Confidential Information, so that it no longer has any Confidential Information in its possession or under its control in any format whatsoever, including electronic and paper formats; and (c) the Recipient shall certify in writing to the Discloser by an authorized officer that it has returned all tangible Confidential Information and copies of materials bearing Confidential Information, it has promptly destroyed all electronic and other non-tangible Confidential Information and copies of materials bearing Confidential Information, and it no longer has any Confidential Information in it possession or under its control in any format whatsoever.

Section 6.6                                   Equitable Relief.  Each of the Parties acknowledges that in the event of a breach by a Party of the confidentiality obligations of this ARTICLE 6, the harm suffered by the Discloser may not be compensable by monetary damages alone and, accordingly, that the Discloser may, in addition to other available legal or equitable remedies, be entitled to the issuance of immediate injunctive relief, specific performance and any other remedies in law or equity for such breach or threatened breach of the Recipient’s obligations hereunder.

ARTICLE 7
WARRANTIES

Section 7.1                                   Mutual Representations and Warranties.  Without limiting any other representations, warranties or covenants set out herein, the Parties each represent, warrant and covenant to the other, as of the Effective Date, as follows:

(a)                                 they are each duly organized and in good standing in their respective jurisdiction of organization and have the full power, authority and right to enter into and deliver this Agreement and to perform their respective obligations hereunder;

(b)                                 they each satisfy all statutory conditions and have obtained all required licenses, registrations, authorizations, consents, approvals and permits that they each have to obtain from any Person in connection with their performance of this Agreement, and, to their respective knowledge, each is otherwise in full compliance with all Applicable Laws;

(c)                                  they each have duly and properly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation that is enforceable in accordance with its terms;

(d)                                 each Party has general knowledge of, and familiarity with, the prohibitions, restrictions and requirements of laws concerning this Agreement and the respective Party has not violated such laws in any material respects; and

(e)                                  performance of their respective obligations under this Agreement will not interfere with, limit, contravene, detrimentally affect, infringe, breach or otherwise violate any rights, agreement and covenants with any other Person, including any contractual restrictive covenants or intellectual property licenses.

Section 7.2                                   Additional Representations and Warranties of Corgenix.  To the best of its knowledge, Corgenix hereby represents, warrants and covenants as follows:

(a)                                 its performance of this Agreement, including the provision and performance of all Obligations, does not infringe the Intellectual Property Rights of any Third Person;

(b)                                 it has and shall have the right and authority to use Corgenix Intellectual Property, to provide Obligations during the Term and to grant to HDL the licenses and rights in its Corgenix Intellectual Property, as described herein.  No use by HDL of any Obligations, Deliverables or Corgenix Intellectual Property, respectively in connection with this Agreement, shall infringe the Intellectual Property Rights of a third party;

(c)                                  no third party, affiliate, research institution, academic institution, commercial enterprise or other party has or shall have any right or interest to, as a result of the performance and provision of Corgenix’s Obligations, the subject matter of this Agreement, including HDL Background Intellectual Property;

(d)                                 there is no action, suit, claim, investigation or legal proceeding currently pending or, to the best of Corgenix’s knowledge, currently threatened, against it, which when decided would, or would likely, interfere with, limit or to any extent adversely affect HDL’s use of HDL Background Intellectual Property;

(e)                                  it satisfies all statutory conditions in all material respects and has obtained all required licenses, consents, approvals, permits, registrations and authorizations from any Person in connection with its performance of this Agreement; and

(f)                                   it shall have available to it at all times the equipment, technology and resources to enable it to properly and adequately provide the Obligations to HDL.

Section 7.3                                   Restrictive Covenants.

(a)                                 Competitive Restrictions.  During the Restricted Period, Corgenix agrees that it shall not anywhere in the Territory:

(i)                                    provide or perform services, research, consultations or advice to any other third party related to the creation and/or validation of a laboratory developed test or product which would directly compete with the Assay; or

(ii)                                provide or perform services or research, collaborate with any other third party or enter into any arrangement, whereby such provision or performance of services or research, such collaboration or such entering into any arrangement shall commercially compete with the Program Intellectual Property directly related to the creation and/or validation of the Assay; or

(iii)                            directly or indirectly sell, convey, or otherwise transfer the Corgenix Manufactured Reagents to any competitor of HDL or to any party that offers diagnostic laboratory testing relating to cardiac disease.

(b)                                 Notwithstanding the foregoing, Corgenix shall during the Restricted Period retain the rights to (i) use the Program Intellectual Property, including all Corgenix Manufactured Reagents for purposes of internal research and FDA filings (including, without limitation, performing clinical trials with third parties for purposes of submitting data to the FDA) and (ii) market and sell the Program Intellectual Property, including all Corgenix Manufactured Reagents to research institutions that do not market or use the Program Intellectual Property, including the Corgenix Manufactured Reagents for profit or clinical diagnostic purposes.

(c)                                  All Parties agree and acknowledge that Section 7.3(a) is fair and reasonable in the commercial circumstances of this Agreement and that each Party’s agreement in Section 7.3(a) has been a material inducement and promise by each Party upon which the other Parties have relied, and been induced, to enter into this Agreement.  Without limiting the foregoing, the Parties hereto agree that the character, duration and geographical scope of the non-compete restrictions outlined in Section 7.3(a) are reasonable and necessary given the total consideration to be received by Corgenix in connection with the commercialization of HDL Background Intellectual Property.  If any restriction set forth in the non-competition section is found by a court of competent jurisdiction to be invalid or unreasonable, then Corgenix agrees and hereby submits to the restrictions of such character, duration and geographic scope as shall be deemed reasonable and necessary to assure HDL of the intended benefit of Section 7.3(a).

(d)                                 Publication Prohibition.  Corgenix shall not publish articles, present papers or disclose publicly in any manner, the Obligations, HDL Background Intellectual Property or any research, findings, results or discoveries concerning the performance of this Agreement except:  (i) in collaboration with HDL; and (ii) with the prior written approval of HDL, which approval shall not be unreasonably withheld.

Section 7.4                                   Disclaimer of Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 8
RISK MANAGEMENT

Section 8.1                                   Indemnification by Corgenix.  Corgenix shall defend, indemnify and hold harmless HDL and its affiliates and its officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions of third parties (each a “Third Party Claim”), and all associated damages, deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, fees and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) (“Losses”), to the extent incurred or suffered by any of them to the extent resulting from or arising out of:  (i) any negligent act or omission or willful misconduct by Corgenix or (ii) any breach of any covenant, obligation, representation or warranty of Corgenix under this Agreement.

Section 8.2                                   Indemnification by HDL.  HDL shall defend, indemnify, and hold harmless Corgenix and its affiliates and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Third Party Claims (as defined in Section 8.1 above), and all associated Losses (as defined in Section 8.1 above), to the extent incurred or suffered by any of them to the extent resulting from or arising out of (i) any negligent act or omission or willful misconduct by HDL or (ii) any breach of any covenant, obligation, representation or warranty of HDL under this Agreement.

Section 8.3                                   Limitation of Liability.  IN NO EVENT WILL A PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT.  THE FOREGOING LIMITATIONS WILL NOT LIMIT A PARTY’S OBLIGATIONS UNDER SECTION 8.1 OR SECTION 8.2 OR FOR BREACHES OF CONFIDENTIALITY.

ARTICLE 9
TERM AND TERMINATION

Section 9.1                                   Term.  This Agreement shall commence on the Effective Date and shall continue until expiration of the Restricted Period, unless terminated as provided herein (the “Initial Term”, together with any extension of the Initial Term, collectively, the “Term”).  This Agreement shall automatically renew for additional one year terms unless either Party provides the other Party with written notice of termination at least ninety (90) days prior to expiration of the then current Term.

Section 9.2                                   Termination for Insolvency.  A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if, and upon the occurrence, of:  (a) an admission in writing of inability to pay debts generally as they become due, or makes a general assignment for the benefit of creditors, or a receiver, manager, administrator, administrative receiver, receiver and manager, trustee, custodian or other similar official or any other like Person is appointed by or on behalf of or at the instance of a creditor of the other Party; (b) if any execution, sequestration, extent or other process of any court becomes enforceable or if a distress or analogous process is levied against any property that materially adversely affects such Party’s ability to perform this Agreement; or (c) such Party shall suffer any event, or any event or set of circumstances occurs or comes about, analogous to clause (a) or (b) events.

Section 9.3                                   Breach.  A Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations hereunder.  The Breaching Party shall have sixty (60) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such breach or default, if it is capable of being cured.  If the breach or default is incapable of cure, the Parties may, in good faith, enter into discussions to implement a solution without terminating this Agreement.  Any such termination shall become effective at the end of such sixty (60) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period or unless the Breaching Party has invoked the dispute resolution procedures of ARTICLE 10.  In the latter event, termination may occur if the Breaching Party fails to cure a material breach within sixty (60) days after a disposition of the dispute in which such material breach was found.

Section 9.4                                   Termination for Viability Reasons.  HDL may terminate this Agreement, if, in its sole and absolute opinion, acting reasonably, HDL determines that there is a safety or efficacy reason to cease the development and/or commercialization of the Assay or there is no reasonable prospect of the Assay being commercialized.

Section 9.5                                   Termination for failure to agree on Exhibit A.  In the event the Parties cannot agree on the terms of Exhibit A within sixty (60) days after the Effective Date, either Party may terminate this Agreement by providing written notice to the other Party.

Section 9.6                                   Effects of Termination.

(a)                                 Remedies Not Exhaustive.  Except as expressly provided in this Agreement, all duties, obligations, rights and remedies described in this Agreement shall be in addition to and not in limitation of any available remedy under Applicable Laws.  All remedies shall be cumulative.

(b)                                 Equitable Relief.  The Parties agree and acknowledge that any material breach by any Party of this Agreement, or any Obligations and, in particular, any breach of Section 5.1 or any of the obligations of confidentiality may result in immediate and irreparable harm and damage to the non-breaching Party for which monetary damages alone will not fairly or adequately compensate the non-breaching Party or otherwise remedy such breach.  Accordingly, the non-breaching Party may be entitled to equitable relief or remedy associated with any such breach of this Agreement.

(c)                                  Survival.  The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any termination or expiration of this Agreement: Articles 4, 6, and 8.

ARTICLE 10
DISPUTE RESOLUTION

Section 10.1                            Dispute Resolution.

(a)                                 Confidentiality. All disputes or disagreements between the Parties concerning any aspect of this Agreement, including any obligation of the Parties (“Dispute”), shall be held in strict confidence between the Parties.

(b)                                 Expert Assistance.  Each Party shall have the right to retain and secure expert assistance and advice concerning its interests and efforts to resolve any Dispute at such Party’s sole and absolute cost and expense.

(c)                                  Internal Dispute Resolution.  If a Dispute arises, the Parties shall meet on a without prejudice basis (as quickly as reasonably practical having regard to the nature, complexity, and impact of the Dispute) to attempt to resolve the Dispute or to negotiate for an adjustment to any provision of this Agreement.  Each Party acknowledges that it is in its interest to have all matters resolved by mutual agreement and each agrees to act expeditiously, reasonably, and in good faith, to permit and encourage the resolution of such Dispute. If the Parties are not able to resolve any Dispute referred to them within thirty (30) business days after such referral to them, then each Party may pursue other appropriate legal proceedings.

Section 10.2                            [Intentionally Omitted]

Section 10.3                            [Intentionally Omitted]

Section 10.4                            No Suspension of Obligations.  Notwithstanding anything to the contrary contained herein, if any Dispute arises between the Parties (whether or not related to Compensation), in no event shall a Party alter, suspend or otherwise interrupt the provision and performance of any Obligations, or undertake any act or omission that interferes with, delays, changes, prevents, impedes or reduces in any way the provision and performance of Obligations or the ability of either party to conduct its business and operational activities, unless authority to do so is expressly granted or ordered by a court of competent jurisdiction.

ARTICLE 11
GENERAL

Section 11.1                            Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) delivered in portable document format via electronic mail, (iii) made by facsimile transmission (to be followed with written confirmation by the delivering Party), (iv) sent by private courier service providing evidence of receipt, or (v) sent by registered or certified mail, return receipt requested, postage prepaid.  The addresses and other contact information for the Parties are as follows:

If to HDL:	Health Diagnostic Laboratory, Inc. 737 N 5th Street, Suite 103 Richmond, VA 23219 Attn: Tonya Mallory, President and CEO Facsimile: 804-343-2704 Email: tmallory@hdlabinc.com

With a copy to : Health Diagnostic Laboratory, Inc. 737 N 5th Street, Suite 103 Richmond, VA 23219 Attn: General Counsel Email: Generalcounsel@hdlabinc.com

If to Corgenix:

Corgenix, Inc.
11575 Main Street, Suite 400
Broomfield CO 80020
Attn: Douglass Simpson, President and CEO
Facsimile: 303-453-8896
Email: dsimpson@corgenix.com

With a copy to:
HuschBlackwell, LLP
1700 Lincoln Street, Suite 4700
Denver, Colorado 80203
Attn: Glenn Lenzen
Facsimile: 303-749-7272
Email: glenn.lenzen@huschblackwell.com

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if made in portable document format via electronic mail, at the time of receipt, (iii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iv) if sent by private courier, on the day such notice is delivered to the recipient, or (v) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

Section 11.2                            Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.

Section 11.3                            Governing Law.  This Agreement shall be construed under the laws of the Commonwealth of Virginia, excluding its body of law controlling conflicts of law.

Section 11.4                            Entire Agreement.  This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof.

Section 11.5                            Amendment.  No modification to this Agreement shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

Section 11.6                            Waiver.  The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.  Time shall be of the essence of this

Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

Section 11.7                            Headings.  Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

Section 11.8                            Assignment.  No Party may transfer or assign or otherwise encumber this Agreement to any Third Party without the written consent of the other Party; provided, however, that either Party may assign, transfer or otherwise encumber this Agreement, without the consent of other Party, in connection with a sale of all or substantially all of the assets to which this Agreement relates, whether by merger, sale, assignment, transfer, operation of law or change of control.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 11.9                            Construction.  The Parties hereto acknowledge and agree that:  (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

Section 11.10                     Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under Applicable Law from time to time in effect, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected.  The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

Section 11.11                     Status.  Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

Section 11.12                     Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 11.13                     Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.  Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the Effective Date.

HEALTH DIAGNOSTIC LABORATORY INC.

By:	s/ Tonya Mallory

Name:	Tonya Mallory

Title:	President and CEO

CORGENIX, INC.

By:	s/ Douglass T. Simpson

Name:	Douglass T. Simpson

Title:	President and CEO

SCHEDULE A
OBLIGATIONS

HDL:

1.              Develop specifications for Laboratory Developed Test (LDT).

2.              Perform all proficiency, precision, and other validation testing for the LDT

3.              Review and potentially co-author publications

4.              Develop and perform the Assay in its laboratories using Corgenix Manufactured Reagents and HDL Supplied Reagents that meet HDL established specifications; provided that such Assay is validated by HDL in accordance with this Agreement

Corgenix:

1.              Provide technical transfer of biomarker

2.              Manufacture Corgenix Manufactured Reagents in accordance with specifications established by HDL and agreed to by Corgenix

3.              Review and potentially co-author publications

4.              Provide project administration and management

SCHEDULE B
SCHEDULES AND MILESTONES

The Parties agree that the Project Outline may be tweaked or revised after the Effective Date by mutual agreement of the Parties evidenced by email confirmation between dsimpson@corgenix.com with a copy to glenn.lenzen@huschblackwell.com and tmallory@hdlabinc.com, with a copy to generalcounsel@hdlabinc.com.

Project Outline

Phase I:  Proof of Concept (4-8 weeks)

The purpose of Phase I is to determine the feasibility of HDL building and optimizing the Assay or verifying certain aspects of the Assay. To the extent necessary, Corgenix will provide HDL with Corgenix Manufactured Reagents sufficient to perform applicable testing. The Assay must undergo an initial round of development by HDL, including optimization and validation.  Phase I is generally completed and documented as follows:

1.              Phase I Meeting

2.              Reagent Acquisition ([*])

3.              Reagent Functionality and Compatibility Testing

a.              [*]

b.              [*]

c.               [*]

4.              Phase I Initial Optimization

a.              [*]

b.              [*]

c.               [*]

d.              [*]

e.               [*]

5.              Phase I Validation Feasibility Testing

a.              [*]

b.              [*]

c.               [*]

6.              Phase I Deliverable(s):

a.              [*]

Phase II:  Product Validation (4 weeks)

The purpose of Phase II is to finalize the assay protocol and fully validate the Assay.  To do this, all processes and protocols involved with producing the Assay go through a final round of optimization, and then reagents for all validation tests are created (beta production). Phase II is generally completed as follows:

1.              Phase I — II Meeting

2.              Beta test production

3.              Full Validation Testing using beta production assays

a.              [*]

b.              [*]

c.               [*]

d.              [*]

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

e.               [*]

f.                [*]

g.               [*]

h.              [*]

4.              Phase II deliverables

a.              [*]

b.              [*]

c.               [*]

d.              [*]

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

3

EXHIBIT A

CORGENIX MANUFACTURED REAGENTS

The Parties agree that the final Exhibit A shall be mutually agreed to by the Parties evidenced by email confirmation between dsimpson@corgenix.com, with a copy to glenn.lenzen@huschblackwell.com, and tmallory@hdlabinc.com, with a copy to generalcounsel@hdlabinc.com

Reagent	Quantity	Packaging

HDL SUPPLIED REAGENTS

Reagent

4

EXHIBIT B

COST PER TEST AND COST PER REPORTABLE TEST

Year 1: $[*]/Test (based on 96 tests per microplate)

Year 2: $[*]/Reported Test

Year 3 and thereafter during the Term: to be negotiated between the parties based on testing volumes

CORGENIX MEDICAL CORPORATION HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BRACKETS AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.